XFONE, Inc.

 Annual Monitoring Report – February 2009

Author:

Ziv Frankel, Analyst
ziv@midroog.co.il

Contacts:

Sigal Issaschar, Senior Team Leader

i.sigal@midroog.co.il

Avital Bar-Dayan - Senior VP and Head of Corporate and Financial Institutions

bardayan@midroog.co.il

    XFONE, Inc.

Series A Bond	A3	Outlook: Negative

Midroog assigns an A3/negative rating to Series A bonds issued by Xfone ("Xfone", the "Company").  The negative outlook is assigned due to the increased risk in the Company's business environment in the wake of the deepening recession in the U.S. and the threat that it poses on its business, primarily from the business sector.   The operations in the U.S. are the Company's core business activity. On the one hand, the Company is demonstrating relatively stable financial results and is meeting the projected coverage ratios, despite the complex merger of operations that it has undergone in the past year since the acquisition of NTS Communications, Inc. ("NTS"). On the other hand, the Company is struggling to show growth in its core business. Xfone also has currency exposure against the CPI-linked bond since its revenues are dominated in US dollars. Among the factors that could downgrade the rating: lack of growth in the volume of activity; erosion of free cash flows and coverage ratios; decline in the Company's liquidity and financial flexibility, including changes in the terms of credit facilities. The Company has not yet decided how to hedge its currency exposure, and Midroog will factor in its decision in the coming quarters, as part of the rating rationale.  The Company's rating assessment is supported by the Company's improved business status with the acquisition of NTS, profit-focused strategy and reasonable coverage ratios for this line of business.

Bonds series rated by Midroog:

Stock No.	Bond Series	Issue Date	Annual interest	Nominal Value (NIS '000s)	Linkage	Balance in Books as of Sept. 30, 2008 (NIS '000s)*	Repayment Years
1112721	A	12/2007	8.00%	87,834	CPI	105,983	2008-2015

The balance in the books as of that date of $30,980,000 was translated according to the exchange rate of September 30, 2008 of NIS 3.421 = $1.

Key Business Developments1

Significant expansion in the Company's US operations after acquiring NTS

In the first quarter of 2008 the Company completed the acquisition of the subsidiary NTS, located in  Lubbock, Texas, for $42 million (NIS 151 million based on the exchange rate of February 26, 2008 – the acquisition completion date). Approximately $6.5 million were paid through a share swap transaction with NTS's shareholders, and the remaining amount ($35.5 million) was paid in cash. In order to finance the transaction the Company issued rated bonds for approximately NIS 100 million ($26 million according to the exchange rate on the issuance date – December 13, 2007). For the purpose of receiving the rating the Company undertook to issue share capital of $20 million, of which $6.5 million was issued, as stated, to NTS's former shareholders as part of a share swap transaction and an additional $13.5 million were issued to several large institutional bodies in Israel and other countries. The acquisition of NTS significantly expanded the scope of Xfone's operations in the US. Up until the merger of the companies' operations, Xfone USA focused on the provision of broadband communications services (high-speed Internet, VPN calls and services) primarily to the business sector in Mississippi and Louisiana. NTS operates in similar areas in eight cities in Texas. Xfone's consolidated income in 2007 – immediately prior to the acquisition of NTS, stood at $44 million, while income for the period January to September 2008, including the NTS activity starting from March 2008, stood at an annualized $90 million – an increase attributable to the consolidation of the NTS activity.

Material increase in fixed-asset investments in 2008, mainly for the development of the FTTP growth-engine activity

NTS acquisition opened up to Xfone the FTTP (Fiber to the Premise) activity. FTTP is a technology for the provision of communications services on an optical fiber that reaches up to the consumer's home, unlike the existing optical networks that bring the communications services up to the last mile – where they link up to the copper network of the national communications Company, a factor that limits data capacity. These fibers have a much larger bandwidth than the old communications networks, enabling the transmission of a broad suite of communications services including Internet, telephony, video and television at high speeds and with advanced technological capabilities (Internet at a speed of 100 MB, television with hi-definition resolution, etc.). According to the Company, the cost of maintaining the optic fibers using the FTTP technology is lower. It should be noted that this is a growing technology that is not yet widespread in the US and the world. The leading player in this technology in the US is Verizon, which first launched it commercially in 2004. Provision of the service entails major investments in laying a fiber-optic network up to the termination point. Thus far NTS has focused on Lubbock, Texas, a city of some 213,000 residents, where it has networked considerable parts of the business area.

1 Key business developments occurring since the initial rating report from December 2007. See the rating report on Midroog's website http://www.midroog.co.il.

 In the Company's estimation, NTS holds a significant market share in the provision of communications services to business subscribers in the city.

In the Company's estimation, revenues from the FTTP segment account today for about 12% of its revenues in the US.

In the first nine months of 2008 the Company recorded investments of $6.5 million in fixed assets, mostly for completing the laying of optic fibers in Lubbock as well as completion of the first two phases of the Levelland project which proposes to network this Texan city with optic fibers. The project's cost is estimated at $15 million, of which $2.5 million is to be invested by NTS and the rest will be financed with a loan from Rural Utilities Services, a federal fund. For the purpose of the project NTS established a wholly owned subsidiary which is responsible for the project and for receiving loans against expenses. To date, the first and second phases of the project have been completed, the latter phase including the laying down of a 50-kilometer optic fiber between Lubbock and Levelland. During 2009 the company is expecting to connect the city progressively with optic fibers.

In the Company's estimation, the scope of self-financed investments in fixed-asset will significantly decrease in 2009.

The Company struggles to show growth in its core business

Revenues from the US operations, accounting for about 70% of consolidated revenues, declined 6% in the first nine months of 2008 (pro forma), mainly due to a decrease in revenues from wholesales of air minutes, resulting from rate cuts and from the termination of a contract with a wholesale customer. These revenues are characterized by very low profitability. The broadband business, which today accounts for 64% of total revenues, was also down, mainly in the private sector but also in the business sector. It should be emphasized that whereas the private sector is not a strategic market for the Company and has been characterized for some time by high desertion rates owing to technological changes that are causing home users to switch to combined cable and high-speed Internet communications packages, the business sector does represent a strategic market for Xfone. Concurrently, revenues from the FTTP segment have increased, partly at the expense of a decrease in broadband revenues. The change in the mix of revenues has led to an improvement in the gross profit rate and enabled the Company to maintain its ratios of EBIT and EBITDA-to-revenues. Management estimates that the profitability rate in 2009 will rise due to cost savings and optimized efficiency following the merger of the activities.

The economic crisis in the US – a significant challenge to Xfone business growth

Midroog sees the activity in the US as being fairly sensitive to the current financial crisis, in view of Xfone's strong activity in the business sector. In Midroog's estimation, the recession in the US could drive down prices in the communications industry. Such a price drop, should it occur, will hurt Xfone, which suffers from diseconomies of scale compared to its competitors. Moreover, the economic crisis in the US could expose the company to payment defaults and business bankruptcies. We note that the majority of customers are small and medium businesses with a wide spread.
Xfone in the US: Distribution of Revenues, December 2008

Xfone 018 launched operations at end of 2008 as a local exchange carrier and Internet service provider

Towards the end of 2008, with the start of the implementation of the recommendations made by the Grunau committee on policy and rules of competition in the Israeli communications market, the subsidiary Xfone 018 began operating as an Israeli local exchange carrier, as part of a marketing trial aimed at providing telephony services by leasing Bezeq infrastructure, as other companies have begun doing in the past year, and entering into competition with Bezeq on the same infrastructure, as well as competing with Hot which operates telephony services on its own infrastructure. It should be noted that this format of activity, both as a competitor with the landline telephony duopoly and as a new model of telephony service provider (which does not require investing in a complete independent infrastructure), is still in its infancy. Xfone has experience as a small competitor in a market of large players, both in Israel, in its activity in the field of long-distance calls, and in the US, in its activity as a CLEC2. Therefore, Midroog regards Xfone's cumulative experience in this market as a factor that could help it compete in a comparatively new market in Israel. Additionally, in the closing months of 2008 the company began operating as an Internet service provider (ISP), a competitive and mature field in Israel that is controlled by several communications corporations. According to the company, its penetration strategy in Israel in the field of high-speed Internet will be based on the same principles that guide it in its existing activity: appeal to price-sensitive sectors, emphasis on fairness and transparency of prices, and offering of flexible packages customized for the target audiences.

2 Competitive Local Exchange Carrier.

Key Financial Developments

Decrease in revenues while improving profitability. Financing expenses led to a net loss in the first nine months of 2008

In the first nine months of 2008 the company recorded a consolidated net loss of $245,000, compared to an actual net loss of $1.3 million for all of 2007. The loss in 2007 was mainly attributable to a onetime provision for a lawsuit3. The loss in the first nine months of 2008 stemmed from a sharp rise in financing expenses due to a higher financial debt caused by the bond issue in December 2007 as well as the strengthening of the shekel (the issue currency) against the dollar (the main functional currency and the reporting currency).

An analysis of the operating results is presented below based on the pro forma results4:

EBIT in the first nine months of 2008 totaled $6.0 million (simply annualized $8.0 million) compared to $7.8 million for all of 2007 (before a non-recurring expenditure of $2.8 million in respect of a lawsuit), representing respectively 7.8% and 7.0% of revenues in the two periods under review. EBIDTA for the first nine months of 2008 totaled $9.4 million (simply annualized $12.5 million) compared to $12 million in 2007. The ratio of EBIDTA to revenues stood respectively at 12.1% and 10.8%. The preservation of profitability (as stated, before a non-recurring expenditure), in spite of the decrease in revenues, is due to a change in the mix of revenues in the US, with a contraction in the very low profitability segment, resulting in a higher gross profit, as well as an improvement in the gross profitability and a sharp drop in marketing and headquarters expenses in England, which partly offset the relative increase in headquarters expenses of the companies operating in the US.

3 In March 2008 a court in England issued a decision in a lawsuit that was brought in 2005 by MCI WorldCom Limited (operating today under Verizon UK Limited) against Swiftnet Limited, an English subsidiary of Xfone, over a disagreement regarding payments for telecommunications services which the plaintiff provided to the defendant. The court ruled that Swiftnet must pay the plaintiff compensation of ₤1.3 million plus interest and legal costs. The amount is fully stated as a non-recurring expenditure in the financial statements for the fourth quarter of 2007.

4 The NTS transaction was completed on February 26, 2008, and NTS was consolidated for the first time in March 2008. In order to reflect the results of the consolidated activity in the reviewed periods, the analysis was made based on the pro forma results for January-September 2008 and for 2007. The pro forma figures are prepared as if NTS was consolidated starting from January 1, 2007 and the company raised the capital and the debt for this purpose on January 1, 2007. The pro forma figures for 2007 were taken from the financial statements for that year. The pro forma figures for January-September 2008 were received from the company.

Xfone (Consolidated) – Condensed Income Statement in US$ '000s
	1-9/08	2007	1-9/08	2007	2006
	Pro Forma	Pro Forma	In Effect	In Effect	In Effect
Revenues	77,702	111,247	67,609	44,724	37,914
COGS	40,436	60,487	34,536	19,626	21,969
Gross profit	37,265	50,760	33,072	25,098	15,945
Selling and marketing expenses	10,271	15,408	9,565	10,934	4,983
G&A expenditures	20,965	27,548	18,507	12,336	9,927
EBIT before onetime loss	6,029	7,804	5,001	1,827	1,035
Onetime losses	190	2,857	190	2,857	0
EBIT after onetime loss	5,840	4,947	4,811	(1,029)	1,035
Financing expenses	(5,006)	(2,335)	(5,031)	(516)	(541)
Other income, net	0	614	0	133	87
Minority interest	(195)	(298)	(195)	(298)	82
Pretax profit	639	2,928	(415)	(1,710)	663
Provision for tax (tax benefit)	621	(630)	(171)	(426)	2
Net profit (loss)	18	3,559	(245)	(1,284)	661

EBITDA	9,384	11,994	8,005	3,039	2,127

Gross profit (%)	48.0%	45.6%	48.9%	56.1%	42.1%
Selling & marketing expenses (%)	13.2%	13.9%	14.1%	24.4%	13.1%
G&A expenses (%)	27.0%	24.8%	27.4%	27.6%	26.2%
EBIT (before onetime loss) %	7.8%	7.0%	7.4%	4.1%	2.7%
EBITDA (%)	12.1%	10.8%	11.8%	6.8%	5.6%

The company posted a 7% drop in revenues (based on the pro forma figures for the first nine months of 2008, simply annualized, compared to pro forma 2007). The effect of the exchange rate was expressed in two opposing trends that practically offset each other: On the one hand, the strengthening of the shekel against the dollar (14.4%) in the first nine months of 2008 compared to the average for 2007 boosted Israeli revenues in dollar terms. On the other hand, the weakening of the pound sterling against the dollar (3%) between the periods had the opposite effect on UK revenues, whose share in the total revenues is greater than the share of Israeli revenues. It should be noted that during the fourth quarter the pound sterling fell by 20% against the dollar.

Below are the main trends characterizing revenues and profitability in the different activity segments: In the US – 6% decrease in revenues (on a pro forma basis), for the reasons explained above. In England – strong contraction in the volume of activity due to eroding rates. At the same time, gross profitability was maintained due to a parallel decline in the costs of goods sold. As stated, significant streamlining of headquarters expenses led to a sharp improvement in EBIT and in its percentage from revenues. In Israel – shekel revenues recorded an increase, mainly due to an exclusive television project in the field of marketing content. Disregarding this component, no growth was registered. Profitability was affected by a growth in general and administrative expenses, and the exchange rate likewise acted adversely on the dollar profitability.

Xfone Results by Segments, Pro Forma, in US '000s

	Jan.-Sept. '08 (Simply Annualized)				For Period January – December 2007
	Pro Forma				(USA – Pro Forma)
	USA	UK	Israel	Consolidated	USA	UK	Israel	Consolidated
Revenues	74,306	19,663	9,633	103,602	78,814	24,264	8,169	111,247
Gross profit	32,225	11,733	5,730	49,687	32,048	13,567	5,145	50,760
Sector EBIT	5,769	2,884	1,286	9,939	5,897	1,010	2,181	9,088
HQ expenditures				2,153				1,283
Total EBIT before onetime loss				7,786				7,804

Gross profit (%)	43.4%	59.7%	59.5%	48.0%	40.7%	55.9%	63.0%	45.6%
EBIT (%)	7.8%	14.7%	13.4%	9.6%	7.5%	4.2%	26.7%	8.2%

Distribution of revenues	72%	19%	9%	100%	71%	22%	7%	100%
Distribution of EBIT	58%	29%	13%	100%	65%	11%	24%	100%

Sharp increase in financing expenses due to bond issue, negative impact of the index and strengthening of the shekel

Financing expenses in the first nine months of the year totaled $5.0 million, deriving mostly from index-linked shekel bonds issued by the company in December 2007. Financing expenses include $2.0 million in exchange rate differences and $1.0 million in linkage differences. The balance of the expenses consists of interest on bonds, payable once in half a year. The high exchange rate differences are attributable to the strengthening of the shekel against the dollar by 10.2% between the bond issue date and September 30, 2008. During the fourth quarter of 2008 the shekel depreciated 9.5% against the dollar, losing overall, for the period January to December 2008, 1.7% of its value. The shekel's retreat in the last two quarters of the year is expected to reduce fourth-quarter financing expenses.

The company announced at the time of the bond issue its intention to hedge the bonds against fluctuations in the exchange rate. No hedging was performed, for various reasons, among them the anticipated acquisition of control of Tadiran Telecom during March-May 2008 in a transaction, which, had it been concluded, would have reduced the currency exposure. The company has still to reach a decision in principle regarding the hedging of the bonds. In Midroog's estimation, failure to hedge the bonds will leave the company open to a significant currency exposure, given the dollar-based nature of its activity.

Low liquidity and financial flexibility – repayment capacity reliant on current cash flows

In the US the company has fully utilized the credit lines provided to it there, while In Israel the amount of its unutilized credit line is negligible. The company has relatively low working capital needs, and management estimates that the scope of investments in fixed assets will decrease significantly in 2009. Midroog puts the ratio of free cash flow (EBITDA-CAPEX) to debt servicing (bond principal + interest on the debt) in 2009 at 1.3. It should be noted that this ratio does not take into account investments in the numerous acquisitions and mergers, undertaken by the company in recent years.

Moderate financial strength as reflected in the coverage and leverage ratios

The consolidated financial debt as of September 30, 2008 amounts to $40.6 million, including $31 million in respect of bonds (Series A), of which $4 million are current maturities paid on December 1, 2008 and the balance are long-term maturities. The balance of the debt consists mainly of short-term credit ($5.3 million) and long-term loans ($4 million) – mostly from US banks.

Considering the company's size and the nature of its activity, the financial coverage and leverage ratios indicate moderate financial strength. The coverage ratios are reasonable for the sector. As regards the leverage ratios, it should be noted that the company's balance sheet contains a high component of intangible assets ($30 million equivalent to 29% of total balance sheet assets as of September 30, 2008). One half of this amount was recorded following the acquisition of NTS, and the rest derives from previous acquisitions and mergers. The equity to balance sheet ratio was favorably affected by the capital issues held by the company concurrently with the debt issue. The current profits component in the equity is relatively low ($800,000 in equity of $41.5 million as of September 30, 2008).

Following is information on the debt, leverage ratios and coverage ratios as of September 30, 2008 (coverage ratios are based on simply annualized pro forma results for January-September 2008).

As of September 30, 2008 US$ '000s
Short-term debt and current maturities	9,357
Long-term loans from banks	4,186
Long-term bonds	27,054
Total Debt	40,598

Shareholders' equity	41,537
CAP	87,607
Total balance sheet assets	105,583

EBITDA P*	12,512
FFO P*	7,521

As of September 30, 2008 US$ '000s

Debt-to-CAP	46.3%
Equity-to-total balance sheet assets	39.3%

Debt-to-EBITDA	3.24
Debt-to-FFO	5.40

* Pro forma figure, simply annualized. Also see footnote 4 aforementioned.

Xfone: Consolidated Balance Sheet (Actual), US '000s

	Sept. 30, 08	Dec. 31, 07	Dec. 31, 06
Cash and cash equivalents	4,873	5,836	1,218
Issue proceeds not yet used		25,562
Trade receivables	9,424	5,886	7,585
Prepaid expenses and other accounts receivable	9,694	3,985	1,489
Total Current Assets	23,991	41,269	10,291
Long-term investments	2,141	2,083	1,208
Fixed assets, net	49,268	5,748	4,466
Intangible assets	30,184	17,949	17,061
Total Assets	105,583	67,049	33,027

Credit from banks	5,341	1,094	1,963
Bond maturities	3,926	3,268	0
Suppliers and service providers	9,199	8,287	6,710
Short-term accounts payable and accruals	8,576	5,412	2,547
Total Current Liabilities	27,041	18,062	11,221
Long-term loans	4,177	1,014	1,938
Bonds	27,054	22,084
Other long-term liabilities	5,587	182	396
Minority interest	188
Shareholders' equity	41,537	25,708	19,472
Total Liabilities and Equity	105,583	67,049	33,027

Rating Outlook

Factors that could improve the rating:

•	Proof of continuing capacity for substantial growth in the core activity, alongside a significant improvement in profitability and adequate coverage ratios for the activity sector.

Factors that could adversely affect the rating:

•	Weakening of the debt coverage ratios, e.g. an increase in the debt to EBITDA ratio beyond 3.0-3.5 years or increase in the FFO to debt ratio beyond 6.0-6.5 years.

•	Deterioration in the company's business environment that may threaten the scope of its activity and profitability over time.

•	Diminished liquidity, including weakening of free cash flows and/or reduction of bank credit lines.

About the Company

Xfone holds three substantial subsidiaries: Xfone 018 (69% owned), operating in Israel in the fields of local and long-distance telephony (including prepaid calling cards) and the Internet; Swiftnet, operating in England (together with fellow subsidiaries) in the provision of telephony services (including prepaid calling cards) and Internet services; and NTS, operating in the US (including through subsidiaries and jointly with its fellow subsidiary in Mississippi, Xfone USA) in the wholesaling of air minutes, in the provision of Internet and telephony services to the business and private sectors and in the laying of a continuous "User Optic Fiber" infrastructure between content providers (telephony, Internet and video) and users.

The company's headquarters are located in Lubbock, Texas. The company's common stock is traded on the American NYSE Alternext (formerly AMEX) exchange as well as the Tel Aviv Stock Exchange (under dual listing). The company's bonds are traded only on the Tel Aviv Stock Exchange.

Rating History

List of Basic Financial Terms:

Interest expenses	Net financing expenses (from Income Statement)
Cash flow interest expenses	Financing expenses from income statement after adjustments for non-cash flow expenditures from statement of cash flows
Operating profit - EBIT	Pre-tax profit + financing + non-recurring expenditures/profits
Operating profit before amortizations - EBITA	EBIT + amortization of intangible assets
Operating profit before depreciation and amortizations - EBITDA	EBIT + depreciation + amortization of intangible assets
Operating profit before depreciation, amortizations and rent/leasing - EBITDAR	EBIT + depreciation + amortization of intangible assets + rent + operational leasing
Assets	Company's total balance sheet assets
Financial debt / Debt	Short term debt + current maturities of long-term loans + long-term debt + liabilities on operational leasing
Net financial debt / Net Debt	Debt - cash and cash equivalent – short-term investments
Capital base – Capitalization (CAP)	Debt + total shareholders' equity (including minority interest) + long-term deferred taxes in balance sheet
Capital Expenditures (Capex)	Gross investments in equipment, machinery and intangible assets
Funds from Operations (FFO)*	Cash flow from operations before changes in working capital and before changes in other asset and liabilities items
Cash Flow from Operations (CFO)*	Cash flow from operating activity according to consolidated cash flow statements
Retained Cash Flow (RCF)*	Funds from operations (FFO) less dividend paid to shareholders
Free Cash Flow (FCF) *	Cash flow from operating activity (CFO) - CAPEX - dividends

* Note that in statements prepared according to IFRS standards, payments and receipts of interest, tax and dividend received from investees will be included in the calculation of operating cash flow even if they are not entered in the CFO.

Rating Scale

Investment grade	Aaa	Obligations rated Aaa are those which, according to Midroog's judgment, are of the highest quality and involve minimal credit risk.
	Aa	Obligations rated Aa are those which, according to Midroog’s judgment, are of high quality, and involve very low credit risk.
	A	Obligations rated A are considered by Midroog in the upper-end of the middle rating, and involve low credit risk.
Baa
Obligations rated Baa are those which, according to Midroog's judgment, involve moderate credit risk.  They are considered middle-level rated liabilities and as those that could have speculative characteristics.

Speculative	Ba	Obligations rated Ba include which according to Midroog's judgment have speculative elements and involve significant credit risk.
investment	B	Obligations rated B are those which, Midroog's judgment, are speculative and involve a high degree of credit risk.
	Caa	Obligations rated Caa are those which, according to Midroog's judgment, have weak standing and involve very high credit risk.
	Ca	Obligations rated Ca are very speculative investments and could be in a situation of insolvency or close to insolvency, with some prospect that principal and interest will be repaid.
	C	Obligations rated C are rated in the lowest rating and are generally in a situation of insolvency with remote prospects of repayment of principal and interest.

Midroog uses the variables 1, 2 and 3 in each of the rating categories, from Aa to Caa.  The variable “1” means that the bond is at the upper end of the rating category to which it has been assigned, cited in letters.  The variable “2” means that it is in the middle of the rating category; whereas the variable “3” means that the bond is at the lower end of its rating category, as cited in letters.

Report No:  CSX010209000M

© Copyright 2007, Midroog Ltd. (“Midroog”). All rights reserved.

This document, including this paragraph, is the sole property of Midroog and is protected by copyright and intellectual property laws. No information contained herein may be copied, photocopied, modified, transferred, disseminated, duplicated or used for any commercial purpose without Midroog's prior written consent.

All information contained herein on which Midroog relied was submitted to it by sources it believes to be reliable and accurate.  Midroog does not independently check the correctness, completeness, compliance, accuracy or reliability of the information (hereinafter: the "Information") submitted to it, and it relies on the Information submitted to it by the rated Company for assigning the rating.

The rating is subject to change as a result of changes in the Information obtained or for any other reason, and therefore it is recommended to monitor its revision or modification on Midroog's website   www.midroog.co.il. The ratings assigned by Midroog must be construed as a subjective opinion, and not a recommendation to buy or not buy bonds or other rated instruments. Midroog's ratings should not be construed as a confirmation of data or a statement of opinion or as attempts to independently assess the financial situation of any Company or to attest to it, nor should it be construed as an opinion on the attractiveness of their price or the return of bonds or other rated instruments. Midroog's ratings relate directly only to credit risks and not to any other risk, such as the risk that the market value of the rated debt will drop due to changes in interest rates or due to other factors impacting the capital market. Each rating or other opinion must be weighed solely as one factor in any investment decision made by or on behalf of any user of the Information contained in this document.  Accordingly, anyone using the Information contained in this document must conduct his own study and evaluation of each issuer, guarantor, bond or other rated instrument that he may consider holding, buying or selling. Midroog's rating is not tailored to the needs of a certain investor, and each investor must seek professional consulting regarding investments, the law or any other professional matter. Midroog hereby declares that the issuers of bonds or of other rated instruments or in connection with the issue thereof the rating is being assigned, have, prior to assignment of any rating, agreed to pay Midroog for appraisal and rating services rendered by Midroog.

Midroog is a subsidiary of Moody's Investors Service Inc. (  (Moody's Investors Service Ltd. (hereinafter: "Moody's") which owns 51% of Midroog. Notwitstanding, Midroog's rating proceedings are independent and separate from Moody's, and are not subject to Moody's approval. While Midroog's methodologies are based on those of Moody's, Midroog has its own policies and procedures and independent rating committees.

For further information on the rating procedures of Midroog or of its rating committee, please refer to the relevant pages on Midroog's website